Exhibit 10.1

Executive Bonus Plan

OVERVIEW

The Executive Bonus Plan (“Plan”) of Charter Communications, Inc. (the “Company”) is an annual plan that provides eligible employees an incentive to align goals and performance with the Company’s strategic objectives.  As with all compensation plans, this Plan is created based on the Company’s current business position, and may be examined and changed in accordance with any changes in business position.

OBJECTIVE

Provide a strong corporate identity and provide awards commensurate with the achievement of aggressive financial performance measures and customer satisfaction goals.

Foster teamwork throughout the company, operating groups, KMAs, systems and functional areas.

Evaluate effort and contribution based on a combination of specific objectives and performance that correlate with the Company's long-term business plan and compensation strategy.

ELIGIBILITY

Executive Officers of the Company and certain other managerial and professional employees of the Company and its subsidiaries are eligible to participate in the Company’s Executive Bonus Plan.  Eligibility for participation in the Plan is based on the employee's position level and salary grade in the organization.  A bonus target (i.e., percentage of base pay) will be assigned annually to strategic positions in the Company based on market competitiveness as well as overall impact.  Actual bonus eligibility is determined by Senior Management.

AWARDS

Senior Management will develop annual performance measures under the Plan, including establishing target awards.  The measures and awards will be subject to the approval of the Board of Directors, or the Board’s Compensation and Benefits Committee.  Once approved, management will communicate the performance measures, target awards and other details to employees who are eligible for bonuses.  All such measures, awards and other details shall be subject to the terms of the Plan.

ADMINISTRATION

All bonus payments made pursuant to this Plan are subject to the approval of the Board of Directors, or the Board’s Compensation and Benefits Committee.  Bonuses for eligible employees for any plan year will be determined based on the extent to which the Company’s (or, if applicable, an employee's particular operating group or key market area’s) performance during that year meets or exceeds budgeted goals with respect to performance measures as set forth in the Bonus Plan.  It is the intention of the Company to pay bonuses pursuant to the Plan, no later than March 15th of the following year, but the payment date may vary based on management discretion.

Unless otherwise provided by law, bonuses are not considered earned until paid.  If an individual’s employment is terminated (either voluntarily or involuntarily) prior to the date on which any bonus is paid, payment of the bonus (in whole or in part) shall be at the sole and exclusive discretion of management; provided that, an individual shall be considered an active employee, eligible for the prior year’s bonus, similar to other active employees in the Plan, if an individual has separated from the Company between December 31 and the date on which the bonus is paid due to position elimination, death, disability or retirement.  Any decision by management to pay any portion of the bonus to an individual whose employment has been terminated must be approved by the SVP of Human Resources and included as a provision in a separation agreement and full release executed by the individual.  Participants on a leave of absence when the bonuses are paid will receive their bonus upon returning to an active status.

As with all compensation programs, this Plan or an individual’s Target Award may be reviewed periodically and changed, supplemented or eliminated if deemed appropriate by the Company, within its discretion.  Employees are eligible for only one bonus plan and any variance to this limitation requires the approval of both Senior Management and the SVP - Human Resources.  Employees who are eligible to participate in a commission plan are not eligible for the Executive Bonus Plan.

This document is only intended to describe the terms of the bonus structure, and no employee should interpret it as an employment contract or a contract of any other kind.